--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1

                                       TO
                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 7, 2000

                            ------------------------

                         UNIVISION COMMUNICATIONS INC.

             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

COMMISSION FILE NUMBER: 001-12223                  I.R.S. EMPLOYER IDENTIFICATION NUMBER: 95-4398884

                      1999 AVENUE OF THE STARS, SUITE 3050
                            LOS ANGELES, CALIFORNIA

                    (Address of Principal Executive Offices)

                                     90067
                                   (Zip Code)

                              TEL: (310) 556-7676
              (Registrant's Telephone Number, Including Area Code)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

ITEM 2.  ACQUISITION OF ASSETS

    This amendment no. 1 to the Univision Communications Inc. (the "Company") report on Form 8K, that was dated August 7, 2000, is being filed to provide the required historical financial statements in connection with the Company's investment in Entravision Communications Corporation ("Entravision"), which had been Entravision Communication Company LLC prior to the completion of its initial public offering on August 7, 2000.

    On August 2, 2000, Univision Communications Inc. converted its $120,000,000 convertible promissory note of Entravision into an approximate 20% equity interest in Entravision. The stock began trading on the New York Stock Exchange on August 2, 2000. Furthermore, on August 2, 2000, in connection with Entravision's initial public offering, the Company invested an additional $100,000,000 to purchase an additional approximately 6% equity interest in Entravision. Consequently, as of August 7, 2000, the Company had an aggregate investment in Entravision of $220,000,000, representing an approximate 26% equity interest. On August 9, 2000, the underwriters of Entravision's initial public offering exercised their option to purchase an additional
6,900,000 shares of Entravision stock, which lowered the Company's equity interest in Entravision to approximately 25%. Subsequently, the Company has purchased additional shares of Entravision stock in the open market and now has an investment of approximately $310,000,000, representing an approximate 29% equity interest. The Company provided the funding for the Entravision transactions through August 7, 2000 by borrowings aggregating $120,000,000 from its existing credit facilities and the remainder with cash from operations.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA INFORMATION AND EXHIBITS

    (a) Financial Statements of Business Acquired

        See pages F-11 through F-40

    (b) Pro forma Financial Information (unaudited)

    The unaudited pro forma information provided below pertaining to the Company's consolidated statement of operations and per share data is based on the Company's historical results from continuing operations, adjusted to reflect the Entravision transactions above through August 7, 2000, which resulted in the Company investing $220,000,000 for an approximate 26% equity interest in Entravision. The unaudited pro forma information provided below pertaining to the Company's consolidated statement of operations for the periods discussed is not necessarily indicative of the Company's consolidated results of operations had the Entravision transactions explained below been consummated on January 1, 1999, nor is it necessarily indicative of the Company's consolidated results of operations for any subsequent period.

    On a pro forma basis, based on the information available on August 7, 2000 and had the Entravision transactions explained above occurred on January 1, 1999, the Company would have had an equity loss in unconsolidated subsidiary of $8,390,000 and $9,010,000 on its consolidated statement of operations for the year ended December 31, 1999 and three months ended March 31, 2000, respectively. The Company's equity loss in unconsolidated subsidiary of $8,390,000 was based on Entravision's net loss of $39,957,000, which included non-cash stock-based compensation expense of $29,143,000 and non-cash interest expense of $2,500,000. In addition, the equity loss is net of the accretion of the difference between the Company's equity percentage of Entravision's net book value and the carrying value of the Company's investment in unconsolidated subsidiary at August 7, 2000. The Company's equity loss in unconsolidated subsidiary of $9,010,000 was based on Entravision's net loss of $36,584,000, which included non-cash interest expense of $31,600,000. In addition, the equity loss is net of the accretion of the difference between the Company's equity percentage of Entravision's net book value and the carrying value of the Company's investment in unconsolidated subsidiary at August 7, 2000. Furthermore, on a pro forma basis, the Company would have had an investment in Entravision of $220,000,000 on its balance sheets at December 31, 1999 and March 31, 2000 had the Entravision transactions occurred as of those dates.

    At December 31, 1999, and March 31, 2000, the Company would have had additional bank debt of $120,000,000 and additional interest expense of $8,400,000 and $2,100,000 for the year ended December 31, 1999 and three months ended March 31, 2000, respectively, using the Company's bank revolver borrowing rate of 7%.

    Based on the impact of the equity loss from Entravision and the additional interest expense on the consolidated statement of operations of the Company, diluted earnings per share available to common stockholders before extraordinary items would have decreased from $0.35 to $0.31 and from $0.09 to $0.06 for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

    For the year ended December 31, 1999 and three months ended March 31, 2000, excluding the non-cash items (worth $0.02 per Univision diluted share) explained above, the Company's equity loss in unconsolidated subsidiary would have been $160,000 and $796,000, respectively.

    (c) Exhibits

        23.1 Consent of experts and counsel

                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                               UNIVISION COMMUNICATIONS INC.
                                                                        (Registrant)

                                                       By:  /s/ GEORGE W. BLANK
                                                            -----------------------------------------
October 20, 2000                                            George W. Blank
Los Angeles, California                                     Executive Vice President and
                                                            Chief Financial Officer

                          INDEPENDENT AUDITOR'S REPORT

To the Members
Entravision Communications Company, L.L.C.
Santa Monica, California

    We have audited the accompanying combined balance sheets of Entravision Communications Company, L.L.C. and its combined affiliates as of December 31, 1998 and 1999, and the related combined statements of operations, equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Entravision Communications Company, L.L.C. and its combined affiliates as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ MCGLADREY & PULLEN, LLP

Pasadena, California
March 18, 2000, except Note 12, as
to which the date is July 20, 2000
 and Note 13 as to which the date is
 July 25, 2000

     ENTRAVISION COMMUNICATIONS COMPANY, L.L.C. AND ITS COMBINED AFFILIATES

                            COMBINED BALANCE SHEETS
           DECEMBER 31, 1998 AND 1999 AND MARCH 31, 2000 (UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,        MARCH 31,
                                                              -------------------   -----------
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                           ASSETS
Current assets
  Cash and cash equivalents.................................  $  3,661   $  2,357    $  3,513
Receivables:
  Trade, net of allowance for doubtful accounts of 1998
    $790; 1999 $979; 2000 $941..............................     9,143     12,392      11,956
  Related parties...........................................       284        273         273
Prepaid expenses and taxes..................................       268        355       1,310
                                                              --------   --------    --------
    Total current assets....................................    13,356     15,377      17,052
Property and equipment, net.................................    16,788     27,230      28,736
Intangible assets, net......................................    95,458    152,387     189,726
Other assets, including deposits on acquisitions of 1998
  $5,533; 1999 $8,742; 2000 $24,733.........................     5,689     10,023      33,234
                                                              --------   --------    --------
                                                              $131,291   $205,017    $268,748
                                                              ========   ========    ========
    LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
                     AND OWNERS' EQUITY
Current liabilities
  Current maturities of notes and advances payable, related
    parties.................................................  $    201   $    231    $    231
  Current maturities of long-term debt......................       943      1,389         294
  Accounts payable and accrued expenses (including related
    parties of 1998 $71; 1999 $280; 2000 $230)..............     6,199      7,479       9,130
                                                              --------   --------    --------
    Total current liabilities...............................     7,343      9,099       9,655
                                                              --------   --------    --------
Long-term debt
  Subordinated note payable to Univision....................    10,000     10,000     120,000
  Notes payable, less current maturities....................    88,794    155,917     114,076
                                                              --------   --------    --------
                                                                98,794    165,917     234,076
Deferred taxes..............................................       283      1,990       1,990
                                                              --------   --------    --------
    Total liabilities.......................................   106,420    177,006     245,721
                                                              --------   --------    --------
Commitments and Contingencies
Series A mandatorily redeemable convertible preferred stock,
  $0.0001 par value, 11,000,000 shares authorized; no shares
  issued or outstanding.....................................        --         --          --
Members' capital
  Entravision Communications Company, L.L.C.................    14,064     59,645          --
  Common Stock of member corporations.......................     1,256      1,256          --
  Additional paid-in capital of member corporations.........    16,329     16,329          --
  Accumulated deficit.......................................    (6,217)   (48,635)         --
Stockholders' equity
  Class A common stock, $0.0001 par value, 260,000,000
    shares authorized; shares issued and outstanding
    4,937,854...............................................        --         --           1
  Class B common stock, $0.0001 par value, 40,000,000 shares
    authorized; shares issued and outstanding 27,429,313....        --         --           5
  Class C common stock, $0.0001 par value, 25,000,000 shares
    authorized; no shares issued or outstanding.............        --         --          --
  Additional paid-in capital................................        --         --      23,611
  Accumulated deficit.......................................        --         --          --
                                                              --------   --------    --------
                                                                25,432     28,595      23,617
  Less: L.L.C. membership and stock subscription notes
    receivable..............................................      (561)      (584)       (590)
                                                              --------   --------    --------
                                                                24,871     28,011      23,027
                                                              --------   --------    --------
                                                              $131,291   $205,017    $268,748
                                                              ========   ========    ========

                  See Notes to Combined Financial Statements.

     ENTRAVISION COMMUNICATIONS COMPANY, L.L.C. AND ITS COMBINED AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
 YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND THREE MONTHS ENDED MARCH 31,
                     1999 (UNAUDITED) AND 2000 (UNAUDITED)

  (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND PER L.L.C. MEMBERSHIP UNIT DATA)

                                                                                            THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                   MARCH 31,
                                               ---------------------------------------   -------------------------
                                                  1997          1998          1999          1999          2000
                                               -----------   -----------   -----------   -----------   -----------
                                                                                         (UNAUDITED)   (UNAUDITED)
Gross revenue (including network compensation
  from Univision of $2,947, $4,922, $2,748,
  $740 and $1,046)...........................  $    33,419   $    49,872   $    66,204   $    13,013   $    19,340
Less agency commissions......................        2,963         5,052         7,205         1,284         2,076
                                               -----------   -----------   -----------   -----------   -----------
    Net revenue..............................       30,456        44,820        58,999        11,729        17,264
                                               -----------   -----------   -----------   -----------   -----------
Expenses:
    Direct operating (including Univision
      national representation fees of $1,220,
      $2,379, $3,149, $594, and $922)........        9,184        15,794        24,441         4,672         7,883
    Selling, general and administrative
      (excluding non-cash stock-based
      compensation of $900, $500, $29,143,
      $7,286 and $0).........................        5,845         8,877        11,611         2,510         3,749
    Corporate expenses (including related
      parties of $321, $453, $522, $81, and
      $69)...................................        3,899         3,963         5,809         1,304         1,848
    Non-cash stock-based compensation........          900           500        29,143         7,286            --
    Depreciation and amortization............       10,216        10,934        15,982         3,321         4,877
                                               -----------   -----------   -----------   -----------   -----------
                                                    30,044        40,068        86,986        19,093        18,357
                                               -----------   -----------   -----------   -----------   -----------
      Operating income (loss)................          412         4,752       (27,987)       (7,364)       (1,093)
    Interest expense (including amounts to
      Univision of $701, $701, $701, $175 and
      $816)..................................       (5,222)       (8,386)       (9,690)       (2,043)       (4,106)
    Non-cash interest expense relating to
      Univision conversion option............           --            --        (2,500)           --       (31,600)
    Interest income..........................          115           142            99            20           209
                                               -----------   -----------   -----------   -----------   -----------
      Loss before income taxes...............       (4,695)       (3,492)      (40,078)       (9,387)      (36,590)
Income tax (expense) benefit.................         (254)         (210)          121            74             6
Effect of change in tax status...............        7,785            --            --            --            --
                                               -----------   -----------   -----------   -----------   -----------
      Net income (loss)......................  $     2,836   $    (3,702)  $   (39,957)  $    (9,313)  $   (36,584)
                                               ===========   ===========   ===========   ===========   ===========
Loss per L.L.C. membership unit..............  $     (1.19)  $     (0.07)  $    (19.12)  $     (4.38)  $    (18.68)
                                               ===========   ===========   ===========   ===========   ===========
Pro forma provision for income taxes
  benefit....................................          643           322         2,499           622         1,777
                                               -----------   -----------   -----------   -----------   -----------
Pro forma net loss...........................  $    (4,052)  $    (3,170)  $   (37,579)  $    (8,765)  $   (34,813)
                                               ===========   ===========   ===========   ===========   ===========
Pro forma per-share data:
      Net loss per share:
      Basic and diluted......................  $     (0.12)  $     (0.10)  $     (1.16)  $     (0.27)  $     (1.08)
                                               ===========   ===========   ===========   ===========   ===========
Pro forma weighted average common shares
  outstanding:
      Basic and diluted......................   32,972,425    32,894,802    32,402,378    32,431,427    32,367,167
                                               ===========   ===========   ===========   ===========   ===========

                  See Notes to Combined Financial Statements.

     ENTRAVISION COMMUNICATIONS COMPANY, L.L.C. AND ITS COMBINED AFFILIATES

                         COMBINED STATEMENTS OF EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

          (IN THOUSANDS, EXCEPT SHARE AND L.L.C. MEMBERSHIP UNIT DATA)

                                                                               ADDITIONAL       NOTE
                                               ENTRAVISION        COMMON        PAID-IN      RECEIVABLE
                                              COMMUNICATIONS      STOCK        CAPITAL OF    STOCKHOLDER
                                                 COMPANY,       OF MEMBER        MEMBER          AND       ACCUMULATED
                                                  L.L.C.       CORPORATIONS   CORPORATIONS     MEMBERS       DEFICIT      TOTAL
                                              --------------   ------------   ------------   -----------   -----------   --------
Balance, December 31, 1996..................      $12,382         $1,254         $16,211         $(519)      $    719    $30,047
  Capitalization of 10,000 shares of Valley
    Channel 48..............................           --              1             118            --             --        119
  Issuance of 644,437 Class A membership
    units in exchange for assets contributed
    by member corporation...................           --             --              --            --             --         --
  Compensation expense attributable to
    employee equity award...................          900             --              --            --             --        900
  Conversion of note payable to stockholder
    into Class C membership units...........          240             --              --            --             --        240
  Conversion of 5,000 Class A membership
    units into 5,000 Class E and F
    membership units........................           --             --              --            --             --         --
  Interest earned on notes receivable from
    member..................................           21             --              --            --             --         21
  Increase in notes and subscriptions
    receivable from member..................           --             --              --           (21)            --        (21)
  Repurchase of 500 shares of Golden Hills
    Broadcasting Corporation common stock...           --             --              --            --           (587)      (587)
  Net income................................           --             --              --            --          2,836      2,836
  Distributions and dividends to members and
    stockholders............................           --             --              --            --         (1,498)    (1,498)
                                                  -------         ------         -------         -----       --------    -------
Balance, December 31, 1997..................       13,543          1,255          16,329          (540)         1,470     32,057
  Capitalization of 9,750 shares of
    Telecorpus, Inc.........................           --              1              --            --             --          1
  Issuance of 147,411 Class A membership
    units in exchange for assets contributed
    by member corporation...................           --             --              --            --             --         --
  Conversion of 4,500 Class A membership
    units into 4,500 Class E and F
    membership units........................           --             --              --            --             --         --
  Interest earned on notes receivable from
    member..................................           21             --              --            --             --         21
  Increase in notes and subscriptions
    receivable from member..................           --             --              --           (21)            --        (21)
  Repurchase of 1,600 shares of Golden Hills
    Broadcasting Corporation common stock...           --             --              --            --         (1,000)    (1,000)
  Compensation expense attributable to
    employee equity awards..................          500             --              --            --             --        500
  Net (loss)................................           --             --              --            --         (3,702)    (3,702)
  Distributions and dividends to members and
    stockholders............................           --             --              --            --         (2,985)    (2,985)
                                                  -------         ------         -------         -----       --------    -------
Balance, December 31, 1998..................       14,064          1,256          16,329          (561)        (6,217)    24,871
  Increase in conversion option on
    subordinated note agreement relating to
    acquisition of business.................       13,915             --              --            --             --     13,915
  Estimated value of subordinated note
    conversion option.......................        2,500             --              --            --             --      2,500
  Conversion of 813 Class A membership units
    into 813 Class E and F membership
    units...................................           --             --              --            --             --         --
  Interest earned on notes receivable from
    member..................................           23             --              --            --             --         23
  Increase in notes and subscriptions
    receivable from member..................           --             --              --           (23)            --        (23)
  Compensation expense attributable to
    employee equity awards..................       29,143             --              --            --             --     29,143
  Repurchase of 250 shares of Telecorpus,
    Inc. common stock.......................           --             --              --            --            (61)       (61)
  Net (loss)................................           --             --              --            --        (39,957)   (39,957)
  Distributions and dividends to members and
    stockholders............................           --             --              --            --         (2,400)    (2,400)
                                                  -------         ------         -------         -----       --------    -------
Balance, December 31, 1999..................      $59,645         $1,256         $16,329         $(584)      $(48,635)   $28,011
                                                  =======         ======         =======         =====       ========    =======

                  See Notes to Combined Financial Statements.

     ENTRAVISION COMMUNICATIONS COMPANY, L.L.C. AND ITS COMBINED AFFILIATES
                         COMBINED STATEMENTS OF EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               ADDITIONAL       NOTE
                                               ENTRAVISION        COMMON        PAID-IN      RECEIVABLE
                                              COMMUNICATIONS     STOCK OF      CAPITAL OF    STOCKHOLDER
                                                 COMPANY,         MEMBER         MEMBER          AND       ACCUMULATED
                                                  L.L.C.       CORPORATIONS   CORPORATIONS     MEMBERS       DEFICIT      TOTAL
                                              --------------   ------------   ------------   -----------   -----------   --------
Balance December 31, 1999...................      $59,645         $1,256         $16,329        $(584)       $(48,635)   $28,011
    Interest earned on subscriptions
      receivable (Unaudited)................           --             --               6           (6)             --         --
    Intrinsic value of subordinated note
      conversion option (Unaudited).........           --             --          31,600           --              --     31,600
    Net loss (Unaudited)....................           --             --              --           --         (36,584)   (36,584)
    Reclassification of accumulated deficit
      (Unaudited)...........................      (37,284)            --         (47,935)          --          85,219         --
    To give effect to Reorganization
      described in Note 1 (Unaudited).......      (22,361)        (1,256)             --          590              --    (23,027)
                                                  -------         ------         -------        -----        --------    -------
Balance March 31, 2000......................      $    --         $   --         $    --        $  --        $     --    $    --
                                                  =======         ======         =======        =====        ========    =======

                                                         NUMBER OF COMMON SHARES                  COMMON STOCK
                                        PREFERRED   ---------------------------------   --------------------------------
                                          STOCK      CLASS A     CLASS B     CLASS C    CLASS A    CLASS B     CLASS C
                                        ---------   ---------   ----------   --------   --------   --------   ----------
Adjustments to give effect to
  Reorganization described in Note
  1...................................  $     --    4,937,854   27,429,313        --      $  1       $  5     $      --
                                        ---------   ---------   ----------   --------     ----       ----     ----------
Balance March 31, 2000 (Unaudited)....  $     --    4,937,854   27,429,313        --      $  1       $  5     $      --
                                        =========   =========   ==========   ========     ====       ====     ==========

                                                                      STOCK
                                        ADDITIONAL                 SUBSCRIPTION
                                         PAID-IN     ACCUMULATED      NOTES
                                         CAPITAL      (DEFICIT)     RECEIVABLE     TOTAL
                                        ----------   -----------   ------------   --------
Adjustments to give effect to
  Reorganization described in Note
  1...................................    $23,611    $       --       $(590)      $23,027
                                          -------    ----------       -----       -------
Balance March 31, 2000 (Unaudited)....    $23,611    $       --       $(590)      $23,027
                                          =======    ==========       =====       =======

                  See Notes to Combined Financial Statements.

     ENTRAVISION COMMUNICATIONS COMPANY, L.L.C. AND ITS COMBINED AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

     AND THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                   THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                MARCH 31,
                                                              ------------------------------   ---------------------------
                                                                1997       1998       1999         1999           2000
                                                              --------   --------   --------   ------------   ------------
                                                                                               (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................................  $  2,836   $ (3,702)  $(39,957)    $ (9,313)      $(36,584)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................    10,216     10,934     15,723        3,254          4,808
    Deferred tax expense (benefit)..........................       149        (83)       406           --             --
    Effect of change in tax status..........................    (7,785)        --         --           --             --
    Amortization of debt issue costs........................       373      1,295        258           65             69
    Intrinsic value of subordinated note exchange option....        --         --      2,500           --         31,600
    Non-cash stock-based compensation.......................       900        500     29,143        7,286             --
    Loss on disposal of property and equipment..............        35         15        100           --              3
    Changes in assets and liabilities, net of effect of
      business combinations:
      (Increase) in accounts receivable.....................    (3,525)    (2,446)    (3,249)       1,043            436
      (Increase) in prepaid expenses and other assets.......       (64)      (119)       (87)           9           (955)
      Increase in accounts payable, accrued expenses and
        other...............................................     3,374      1,264      1,291       (1,445)         1,651
                                                              --------   --------   --------     --------       --------
        NET CASH PROVIDED BY OPERATING ACTIVITIES...........     6,509      7,658      6,128          899          1,028
                                                              --------   --------   --------     --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of equipment...........................         7         19        116           --             25
  Purchases of property and equipment.......................    (2,366)    (3,094)   (12,825)      (4,642)        (2,693)
  Cash deposits and purchase price on acquisitions..........   (59,549)   (22,511)   (46,354)     (12,403)       (61,158)
                                                              --------   --------   --------     --------       --------
        NET CASH (USED IN) INVESTING ACTIVITIES.............   (61,908)   (25,586)   (59,063)     (17,045)       (63,826)
                                                              --------   --------   --------     --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock....................       119         --         --           --             --
  Principal payments on notes payable.......................    (1,227)      (288)      (352)         (83)       (61,706)
  Proceeds from borrowings on notes payable.................    58,079     24,407     54,913       15,914        125,660
  Dividends paid to members for income taxes................    (1,498)    (2,985)    (2,400)        (261)            --
  Purchase and retirement of common stock...................      (587)      (500)      (530)          --             --
  Payments of deferred debt costs...........................      (123)    (1,295)        --           --             --
                                                              --------   --------   --------     --------       --------
        NET CASH PROVIDED BY FINANCING ACTIVITIES...........    54,763     19,339     51,631       15,570         63,954
                                                              --------   --------   --------     --------       --------
        Net increase (decrease) in cash and cash
          equivalents.......................................      (636)     1,411     (1,304)        (576)         1,156
CASH AND CASH EQUIVALENTS
  Beginning.................................................     2,886      2,250      3,661        3,661          2,357
                                                              --------   --------   --------     --------       --------
  Ending....................................................  $  2,250   $  3,661   $  2,357     $  3,085       $  3,513
                                                              ========   ========   ========     ========       ========
Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest................................................  $  3,672   $  6,744   $ 10,542     $  1,125       $  2,772
                                                              ========   ========   ========     ========       ========
    Income taxes (refunds), 1997 $88; 1998 $274; 1999
      $308..................................................  $    (36)  $     51   $     96     $     39       $    225
                                                              ========   ========   ========     ========       ========
Supplemental Disclosures of Non-cash Investing and Financing
  Activities
  Conversion of note payable for Class C L.L.C. membership
    units...................................................  $    240   $     --   $     --     $     --       $     --
                                                              ========   ========   ========     ========       ========
  Issuance of note payable in connection with redemption of
    common stock of member corporations.....................  $     --   $    500   $     30     $     --       $     --
                                                              ========   ========   ========     ========       ========
  Assets Acquired and Debt Issued in Business Combinations
    Current assets..........................................  $    636   $     99   $     86     $     86       $  7,751
    Broadcast equipment and furniture and fixtures..........    12,001      1,343      4,477        1,636            626
    Intangible assets.......................................    55,991     16,733     67,533       16,145         40,636
    Current liabilities.....................................        --       (164)        --           --             --
    Deferred taxes..........................................    (7,974)        --     (2,112)      (2,112)            --
    Notes payable...........................................       (84)      (350)   (12,000)          --             --
    Increase in subordinated debt exchange option...........        --         --    (13,915)          --             --
    Estimated fair value allocated to option agreement......        --         --         --           --         (3,015)
    Less cash deposits from prior year......................    (1,521)      (500)    (5,533)      (1,700)        (1,500)
                                                              --------   --------   --------     --------       --------
        NET CASH PAID.......................................  $ 59,049   $ 17,161   $ 38,536     $ 14,055       $ 44,498
                                                              ========   ========   ========     ========       ========

                  See Notes to Combined Financial Statements.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS, REORGANIZATION AND SIGNIFICANT ACCOUNTING
       POLICIES

NATURE OF BUSINESS

    Entravision Communications Company, L.L.C. (ECC LLC) and its combined affiliates (hereinafter, individually and collectively, the Company) primarily own and operate Spanish-language television stations serving predominantly the Southwestern United States. Each of the Spanish-language stations is a Univision Communications Inc. (Univision) affiliate. Univision is the leading Spanish-language television broadcaster in the United States and makes available to its affiliates 24-hour Spanish-language programming. Additionally, the Company owns and operates an English-language United Paramount Network (UPN) affiliate television station in San Diego. The Company also operates a television station in Las Vegas under a local marketing agreement.

    The Company also owns and operates Spanish-language radio stations in the Southwest United States. The television and radio stations are collectively referred to as the "broadcast properties." The revenue associated with the radio stations was $2.4 million, or approximately 4%, for the year ended December 31, 1999. See Note 13 for a discussion of acquisitions of additional broadcast properties subsequent to December 31, 1999.

    Pursuant to Univision network affiliation agreements, Univision acts as the Company's exclusive sales representative for the sale of all national advertising aired on Univision television stations. National sales represent time sold on behalf of the Company's stations by sales representatives employed by Univision. Proceeds of national sales are remitted to the Company by Univision, net of an agency commission and a network representative fee. The affiliation agreements expire at various dates through December 2021.

FORMATION OF ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

    Entravision Communications Company, L.L.C. (ECC LLC), a Delaware limited liability company, was formed on January 11, 1996. ECC LLC was established by the three primary stockholders of the then existing affiliated entities to own and operate the broadcast properties.

    ECC LLC was inactive until it assumed the operations of television stations KVER, KINC, KBNT, KCEC and KSMS on November 1, 1996 under local marketing agreements (LMAs) whereby the operating revenue and expenses of these companies accrued to the benefit of ECC LLC. Each of these companies received membership interests in ECC LLC in exchange for the LMAs and asset contribution agreements. These LMAs were in effect through May 31, 1997, at which time, upon Federal Communications Commission (FCC) approval, each of these companies and KNVO transferred their operations and all of their operating assets and liabilities except for acquisition debt to ECC LLC in accordance with the asset contribution agreements. The operating assets, liabilities and operations of KORO were transferred to ECC LLC in exchange for membership interests in ECC LLC on April 21, 1998.

    KBNT, KCEC, KVER and KINC operated under common ownership that was not identical prior to the formation of ECC LLC. Accordingly, effective upon the execution of the local marketing agreements and asset contribution agreements, the Company applied purchase accounting. In its application of purchase accounting, the Company determined KBNT to be the accounting acquirer as this Affiliate received the largest share of ECC L.L.C. membership interests in the exchange and was the largest broadcast property as measured by revenue, operating income, cash flows from operations and estimated fair value. KBNT was owned 84% by its principal stockholder who also owned an 18% interest in KCEC. As such, the assets and liabilities of KCEC, KVER, KINC and KEMS were recorded at their fair value to

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 1.  NATURE OF BUSINESS, REORGANIZATION AND SIGNIFICANT ACCOUNTING
       POLICIES (CONTINUED)
the extent of the ownership interest of each respective company owned by other than the principal stockholder of KBNT and at historical cost for the ownership interest owned by the KBNT principal stockholder.

    KSMS, KNVO and KORO were each acquired subsequent to January 1996 through newly formed thinly capitalized acquisition companies owned directly by the member corporation's stockholders in proportion to their direct and indirect membership interest in ECC L.L.C. prior to each acquisition. Each of these acquisitions was with unrelated parties at fair value. Upon the consummation of the LMAs and asset contribution agreements on November 1, 1996, each of the members of ECC L.L.C. and all of the individual stockholders of the corporations have been considered members of a control group. Accordingly, effective upon the execution of the KSMS, KNVO and KORO LMAs and asset contribution agreements, the assets and liabilities of these companies were recorded at their historical cost which approximated fair value at the time.

REORGANIZATION

    Entravision Communications Corporation (ECC), a Delaware corporation, was formed on February 11, 2000, as a subsidiary of ECC LCC. The First Restated Certificate of Incorporation authorizes both preferred and common stock. The common stock has three classes identified as A, B and C which have similar rights and privileges except the Class B common stock provides ten votes per share as compared to one vote per share for all other classes of common stock. Additionally, Univision, as the holder of all Class C common stock, will be entitled to vote as a separate class to elect two directors, and will have the right to vote as a separate class on certain material transactions. Class B and C common stock is convertible at the holder's option into one fully paid and nonassessable share of Class A common stock and is required to be converted into one share of Class A common stock upon certain events as defined in the First Restated Certificate of Incorporation. The Series A mandatorily redeemable convertible preferred stock has limited voting rights, and accrues an 8.5% dividend.

    The purpose of the formation of ECC is to effect an exchange transaction whereby direct and indirect ownership interests in ECC L.L.C. will be exchanged for Class A or Class B common stock of ECC. The Class B common stock will be issued to Walter F. Ulloa, Philip C. Wilkinson and Paul A. Zevnik in exchange for their direct and indirect ownership interests. In addition, the remaining individual members and stockholders of Cabrillo Broadcasting Corporation (KBNT), Golden Hills Broadcasting Corporation (KCEC), Las Tres Palmas Corporation
(KVER), Tierra Alta Broadcasting, Inc. (KINC), KSMS-TV, Inc. (KSMS), Valley Channel 48, Inc. (KNVO) and Telecorpus, Inc. (KORO) (collectively, the Affiliates) will exchange their common shares of these corporations for Class A common shares in ECC. Accordingly, the Affiliates will become wholly-owned subsidiaries of ECC. Additionally, Univision will exchange its subordinated note for Class C common stock. The number of common shares of ECC to be issued to the individual members of ECC L.L.C. and the stockholders of the affiliates will be determined in such a manner that the ownership interest in ECC will equal the direct and indirect ownership interest in ECC L.L.C. immediately prior to the exchange.

    This reorganization and exchange transaction will become effective immediately prior to the effective date of the initial public offering of ECC expected to be consummated during 2000.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 1. NATURE OF BUSINESS, REORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SIGNIFICANT ACCOUNTING POLICIES

BASIS OF COMBINATION

    The accompanying combined financial statements include the accounts of ECC L.L.C., its subsidiaries and affiliates. All significant intercompany accounts and transactions have been eliminated in combination. Each of the combined companies is operated under common senior management who also have key elements of ownership control.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information of the Company for the three months ended March 31, 1999 and 2000 is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual financial statements except for the Reorganization and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of and for the three months ended March 31, 1999 and 2000.

    The Reorganization and exchange transaction described above will become effective immediately prior to the effective date of the initial public offering of ECC which is expected to be consummated during 2000. ECC L.L.C. and affiliates are considered to be under common control.

    The capital structure of the combined financial statements, including share data has been presented as if the exchange transaction took place as of March 31, 2000.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    The Company's operations are affected by numerous factors including changes in audience acceptance (i.e., ratings), priorities of advertisers, new laws and governmental regulations and policies, and technological advances. The Company cannot predict if any of these factors might have a significant impact on the television and radio industries in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's operations. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, the carrying value of long-lived and intangible assets and the fair value of the Company's common stock used to determine interest and compensation expense.

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 1. NATURE OF BUSINESS, REORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTEREST RATE CAP AGREEMENTS

    Interest rate cap agreements are principally used by the Company in the management of interest rate exposure. The differential to be paid or received is accrued as interest rates change and is recorded in the statement of operations.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation and amortization are provided using accelerated and straight-line methods over the following estimated useful lives:

                                                                    YEARS
                                                              -----------------
Buildings and land improvements.............................         39
Transmission, studio and broadcast equipment................        5-10
Office and computer equipment...............................         5-7
Transportation equipment....................................          5
Leasehold improvements......................................    Lesser of the
                                                              life of the lease
                                                              or economic life
                                                                of the asset

INTANGIBLE ASSETS

    Intangible assets consisting of the following items are amortized on a straight-line method over the following estimated useful lives:

                                                               YEARS
                                                              --------
FCC licenses................................................    15
Univision affiliation agreements............................    15
Goodwill....................................................    15
Time brokerage agreements...................................    15
Noncompete agreements.......................................   2-5
Construction rights and permits.............................    15
Other.......................................................   1-10

    Deferred debt costs related to the Company's credit facility are amortized on a method that approximates the interest method over the respective life of the credit facility.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets and intangibles related to those assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets and identified goodwill with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the long-lived assets and identified goodwill.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 1.  NATURE OF BUSINESS, REORGANIZATION AND SIGNIFICANT ACCOUNTING
       POLICIES (CONTINUED)
    Goodwill not identified with impaired assets is evaluated to determine whether events or circumstances warrant a write-down or revised estimates of useful lives. The Company determines impairment by comparing the carrying value of goodwill with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. Impairment losses are measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the goodwill.

    To date, management has determined that no impairment of long-lived assets and goodwill exists.

CONCENTRATIONS OF CREDIT RISK

    The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company from time to time may have bank deposits in excess of the FDIC insurance limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

    The Company routinely assesses the financial strength of its customers and, as a consequence, believes that their trade receivable credit risk exposure is limited. Credit losses for bad debts are provided for in the financial statements through a charge to the allowance, and aggregated $0.7 million, $0.6 million and $0.8 million for the years ended December 31, 1997, 1998 and 1999, respectively. A valuation allowance is provided for known and anticipated credit losses.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS

    The carrying amount approximates fair value because of the short maturity of those instruments.

LONG-TERM DEBT

    The carrying amount approximates the fair value of the Company's long-term debt based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities with similar collateral requirements.

INCOME TAXES

    Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when it is determined to be more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 1. NATURE OF BUSINESS, REORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Prior to the reorganization of the Company, as discussed above, the organization included various taxpaying and non-taxpaying entities as discussed below. Each of the entities files separate federal and state tax returns.

    Deferred taxes have not been provided for the difference between the book and tax basis of intangible assets, broadcast equipment, and furniture and fixtures for the non-taxpaying entities. As a result of the reorganization, the Company will record a deferred tax liability with a corresponding charge to tax expense of approximately $7.5 million. At December 31, 1999, the temporary difference between book and tax bases of assets is approximately $18.7 million.

    Entravision Communications Company, L.L.C., Entravision Holdings, LLC, Entravision, L.L.C., Entravision-El Paso, L.L.C. and Entravision Communications of Midland, LLC are limited liability companies and, as such, are taxed as partnerships.

    Cabrillo Broadcasting Corporation, Golden Hills Broadcasting Corporation, Las Tres Palmas Corporation, Tierra Alta Broadcasting, Inc., KSMS-TV, Inc., Valley Channel 48, Inc. and Telecorpus, Inc. have elected to be taxed under sections of federal and state income tax law which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata share of the companies' items of income, deductions, losses and credits, and the companies will pay state taxes at a reduced rate.

    Los Cerezos Television Company is taxed as a C-corporation.

    Prior to January 23, 1997 Valley Channel 48, Inc. was taxed as a C-corporation and prior to January 1, 1996, Golden Hills Broadcasting Corporation was a C-corporation. As a result of the Tax Reform Act of 1986, these companies and Telecorpus, Inc. are subject to a tax on any unrecognized "built-in gains" realized during the ten-year period after their respective conversion to S-corporation status. The built-in gains tax is a corporate tax computed by applying the corporate tax rate to any appreciation related to assets owned at the date of conversion to S status. Upon the 1997 filing of the election by Valley Channel 48, Inc. to be taxed as an S-corporation, the previously recorded net deferred tax liability was reduced to an amount that represents taxes that might be payable due to the built-in gains tax. As a result, approximately $7.8 million was recorded as a tax benefit representing the reversal of previously recorded deferred taxes. Each of these companies has provided a deferred tax liability for built-in gains that represent the estimated liability for built-in gains tax.

ADVERTISING COSTS

    Advertising costs are expensed as incurred. Advertising expense totaled approximately $0.2 million, $0.6 million and $0.9 million for the years ended December 31, 1997, 1998 and 1999, respectively.

REVENUE RECOGNITION

    Revenue related to the sale of advertising is recognized at the time of broadcast. Network compensation is recognized ratably over the period of the agreement.

SEGMENT INFORMATION

    In accordance with Statement of Financial Accounting Standards (SFAS)
No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, management has determined that the Company has one reportable segment. Furthermore, management has determined that all of its broadcast properties are

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 1. NATURE OF BUSINESS, REORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
subject to the same regulatory environment with their respective programs directed toward similar classes of viewers and listeners through similar distribution methods.

LOCAL MARKETING AND TIME BROKERAGE AGREEMENTS

    The Company operates certain stations under local marketing agreements and time brokerage agreements whereby the Company sells and retains all advertising revenue. The broadcast station licensee retains responsibility for ultimate control of the station in accordance with all FCC rules and regulations. The Company pays a fixed fee to the station owner, as well as all expenses of the station, and performs other functions. The financial results of the local marketing and time brokerage agreements operated stations are included in the Company's statement of operations from the date of commencement of the respective LMAs, and were not significant in any of the years presented.

TRADE TRANSACTIONS

    The Company exchanges broadcast time for certain merchandise and services. Trade revenue and the related receivables are recorded when spots air at the fair value of the goods or services received or time aired, whichever is more readily determinable. Trade expense and the related liability are recorded when the goods or services are used or received. Trade revenue and costs were approximately $0.4 million, $0.9 million and $1.3 million for the years ended December 31, 1997, 1998 and 1999, respectively.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation under the requirements of Accounting Principles Board (APB) Opinion No. 25, which does not require compensation to be recorded if the consideration to be received is at least equal to fair value of the L.L.C. membership units to be received at the measurement date. Nonemployee stock-based transactions are accounted for under the requirements of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which requires compensation to be recorded based on the fair value of the securities issued or the services received, whichever is more reliably measurable.

EARNINGS PER MEMBERSHIP UNIT

    Basic earnings per unit is computed as net income (loss) divided by the number of membership units outstanding as of the last day of each period. Diluted earnings per unit reflects the potential dilution that could occur from membership units through options and convertible securities.

    For the years ended December 31, 1997, 1998 and 1999, all dilutive securities have been excluded as their inclusion would have had an antidilutive effect on earnings per membership unit. If options and convertible debt securities had not been excluded, 676,516, 674,923 and 718,308 of membership units respectively would have been included in the denominator.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 1.  NATURE OF BUSINESS, REORGANIZATION AND SIGNIFICANT ACCOUNTING
       POLICIES (CONTINUED)
    The following table sets forth the calculation of income loss per membership unit:

                                                                                THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,              MARCH 31,
                                           ---------------------------------   ---------------------
                                             1997        1998        1999        1999        2000
                                           ---------   ---------   ---------   ---------   ---------
Earnings (loss)
  Net income (loss)......................  $   2,836   $  (3,702)  $ (39,957)  $  (9,313)  $ (36,584)
  Less income (loss) of member
    corporations.........................      4,981      (3,566)     (3,547)       (951)     (1,021)
                                           ---------   ---------   ---------   ---------   ---------
  Net loss applicable to L.L.C.
    members..............................  $  (2,145)  $    (136)  $ (36,410)  $  (8,362)  $ (35,563)
                                           =========   =========   =========   =========   =========
Membership Units
  L.L.C. membership units outstanding....  1,796,763   1,907,731   1,903,951   1,907,731   1,903,951
                                           =========   =========   =========   =========   =========

PRO FORMA INCOME TAX ADJUSTMENTS AND PRO FORMA EARNINGS PER SHARE

    The pro forma income tax information included in these financial statements is to show what the significant effects might have been on the historical statements of operations had the Company and its affiliates not been treated as flow-through entities not subject to income taxes. The pro forma information reflects a provision for income taxes at the assumed effective rate in the years ended December 31, 1997, 1998 and 1999.

    The weighted average number of shares of common stock outstanding during the periods used to compute pro forma net income (loss) per share is based on the conversion ratio used to exchange ECC LLC membership units and member corporation shares for shares of ECC's common stock immediately prior to the effective date of ECC's Initial Public Offering.

COMPREHENSIVE INCOME

    As of January 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 established the requirements for the reporting and presentation of comprehensive income and its components. For the years ended December 31, 1997, 1998 and 1999, and for the three months ended March 31, 1999 and 2000 the Company had no components of comprehensive income and, therefore, net income is equal to comprehensive income.

NEW PRONOUNCEMENT

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is required to be adopted in all fiscal quarters of all fiscal years beginning after June 15, 2000. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company will adopt the new Statement effective January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitment through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on the Company's earnings or financial position.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 2.  BUSINESS COMBINATIONS

    During the years ended December 31, 1997, 1998 and 1999, the Company acquired the following companies, all of which were accounted for as purchase business combinations with the operations of the businesses included subsequent to their respective acquisition dates. The allocation of the respective purchase prices are generally based upon management's estimates of the discounted future cash flows to be generated from the broadcast properties for intangible assets and replacement cost for tangible assets, and as it relates to the 1999 acquisitions reflects management's preliminary allocation of purchase price.

1997 ACQUISITIONS

    VALLEY CHANNEL 48, INC. (KNVO)

    On January 23, 1997, the Company acquired all of the issued and outstanding common stock of Valley Channel 48, Inc. for approximately $24.6 million in cash plus the assumption of certain liabilities. Valley Channel 48, Inc. operates a Univision affiliate in the McAllen, Harlingen/Brownsville, Texas market.

    The excess purchase price over tangible net assets acquired of $28.8 million was allocated to specifically identifiable intangibles consisting of $1.1 million to presold commercial advertising contracts, $1.7 million to the FCC license, $13.9 million to the Univision affiliation agreement, $0.3 million to a noncompete agreement. The remaining excess purchase price of $11.8 million was recorded as goodwill.

    KINT-TV

    On June 4, 1997, the Company purchased substantially all of the assets relating to television station KINT-TV which operates the El Paso, Texas Univision affiliate and all of the stock of 26 de Mexico S.A. de C.V. (a Mexican corporation) for approximately $25.2 million.

    The excess of the purchase price over the tangible net assets of $19.0 million was allocated to specifically identifiable intangibles consisting of $14.6 million to the Univision affiliation agreement, $3.0 million to the FCC license, $1.1 million to presold commercial advertising contracts, $0.2 million to the stock of the Mexican corporation and $0.1 million to other identifiable intangibles.

    KINT-FM AND KSVE-AM

    On September 24, 1997, the Company acquired substantially all of the assets of KINT-FM and KSVE-AM, both Spanish-programmed radio stations operating in El Paso, Texas, for $4.0 million. From June 4, 1997 through September 24, 1997, ECC operated these stations under a local marketing agreement.

    The excess purchase price over the tangible assets acquired of $3.4 million was allocated to specifically identified intangibles consisting of $2.9 million to the FCC license, $0.2 million to presold commercial advertising contracts and $0.2 million to other identifiable intangibles. The remaining excess purchase price of $0.1 million was recorded as goodwill.

    KLDO

    On August 14, 1997, the Company acquired substantially all of the assets of Panorama Broadcasting Co., which owned and operated the Laredo, Texas, Univision affiliate, for $6.3 million.

    The excess purchase price over tangible assets of $4.5 million was allocated to specifically identified intangibles consisting of $3.5 million to the Univision affiliation agreement, $0.3 million to the FCC license

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 2.  BUSINESS COMBINATIONS (CONTINUED)
and $0.2 million to presold commercial advertising contracts. The remaining excess purchase price of $0.5 million was recorded as goodwill.

1998 ACQUISITIONS

    ENTRAVISION COMMUNICATIONS OF MIDLAND, LLC

    On January 22, 1998, the Company entered into an agreement with an unrelated third party and formed Entravision Communications of Midland, LLC (Midland). The purpose of this new entity is to construct a new UHF television station in Midland, Texas. The Company acquired an 80% interest in Midland for
$0.3 million and advanced Midland $2.6 million to obtain the rights to a construction permit under an auction and settlement agreement pursuant to an FCC application. As of December 31, 1999, construction of the station had not commenced.

    The agreement also contains options whereby, commencing one year from the date that the station begins program test operations, ECC may acquire the remaining interest in Midland for a predetermined exercise price, as defined in the agreement.

    LA PAZ WIRELESS CORPORATION (KVYE)

    On March 15, 1998, the Company acquired substantially all of the assets of La Paz Wireless Corporation, which owned television station KVYE in El Centro, California. The purchase price was $0.7 million, consisting of $0.1 million in cash, seller financing of $0.4 million and the assumption of certain liabilities in the amount of $0.2 million. Prior to the acquisition, the Company operated this station as a Univision affiliate under a local marketing agreement.

    The purchase price of $0.7 million was allocated to specifically identifiable intangibles consisting of $0.5 million to the FCC license and $0.2 million to goodwill.

    TELECORPUS, INC. (KORO)

    On April 21, 1998, the Company, acquired all of the outstanding capital stock of Telecorpus, Inc. for approximately $14.6 million. Telecorpus, Inc. operates a Univision affiliate in Corpus Christi, Texas.

    The excess purchase price over tangible net assets acquired of $13.2 million was allocated to specifically identifiable intangibles consisting of $0.4 million to presold advertising contracts, $1.9 million to the FCC license, $4.5 million to the Univision affiliation agreement, $5.8 million to noncompete agreements. The remaining purchase price of $0.6 million was recorded as goodwill.

1999 ACQUISITIONS

    BRAWLEY BROADCASTING COMPANY AND KAMP RADIO, INC.

    On January 6, 1999, the Company acquired substantially all of the assets of Brawley Broadcasting Company and KAMP Radio, Inc., which include the radio stations KAMP (AM) El Centro, California; KWST (FM) Brawley, California; and KMXX (FM) Imperial, California. The purchase price was $2.5 million of which $0.4 million was previously deposited in escrow with the remainder being paid in cash at closing.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 2.  BUSINESS COMBINATIONS (CONTINUED)
    The excess purchase price over tangible net assets acquired of $2.0 million was allocated to specifically identifiable intangibles consisting of $1.4 million to the FCC license, and $0.2 million to other identifiable intangibles. The remaining excess purchase price of $0.4 million was recorded as goodwill.

    LATIN COMMUNICATIONS GROUP TELEVISION, INC.

    On February 4, 1999 the Company purchased all of the assets of Latin Communications Group Television, Inc. relating to television station WVEN-LP, in Orlando, Florida and WVEA-LP in Tampa Florida.

    Additionally, the Company, through a newly formed acquisition corporation, Los Cerezos Acquisition Co. with no other activities other than to complete this purchase, purchased all of the outstanding capital stock of Los Cerezos Television Company. Los Cerezos Television Company operates television station WMDO-LP in Washington, D.C. The aggregate purchase price paid in connection with these acquisitions was approximately $15.3 million including the assumption of certain liabilities totaling $2.1 million.

    The excess purchase price over tangible net assets acquired of $14.2 million was allocated to specifically identifiable intangible assets consisting of $0.9 million to presold commercial advertising contracts, $2.2 million to FCC licenses, $7.4 million to Univision affiliation agreements, and $0.2 million to noncompete agreements. The remaining excess purchase price of $3.5 million was recorded as goodwill.

    The Company previously operated these stations under a local marketing agreement beginning in November 1998.

    KLUZ-TV

    On April 1, 1999, the Company acquired substantially all of the assets of Univision affiliate television stations KLUZ and K48AM in Albuquerque, New Mexico from Univision. The purchase price was $14.9 million of which $1.0 million was cash. As part of the acquisition consideration, the Company provided Univision a 2% increase in its conversion exchange option under the subordinated note agreement (see Note 5). The incremental exchange option has been assigned a value of $13.9 million and has been recorded as additional paid-in capital as a result of this acquisition.

    The excess purchase price over tangible net assets acquired of $13.5 million was allocated to specifically identifiable intangibles consisting of $7.3 million to the FCC license, $0.6 million to presold commercial advertising contracts, and $5.6 million to the Univision affiliation agreement.

    TELEVISORA ALCO, S.A. DE C.V. (XUPN)

    On June 9, 1999, pursuant to a special authorization obtained from the Mexican Foreign Investment General Bureau, the Company acquired a 40% minority, limited voting interest (neutral investment stock) in Televisora Alco S.A. de C.V. (ALCO), a Mexican corporation which operates XUPN-TV in Tecate, Baja California, Mexico. The purchase price for the 40% interest was $0.5 million in cash. The Company is accounting for this investment under the equity method of accounting. This station began broadcasting in November 1999 which resulted in insignificant revenue and expenses.

    On June 9, 1999, the Company also acquired all of the outstanding voting capital stock, and 60% of the limited voting capital stock, of Comercializadora Frontera Norte S.A. de C.V. (CFN), a Mexican corporation, which has a time brokerage agreement with Alco, providing it with broadcast and advertising

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 2.  BUSINESS COMBINATIONS (CONTINUED)
rights. ALCO holds absolute control on the contents and other broadcast issues. The aggregate consideration paid for this acquisition and related transactions was approximately $19.5 million, of which $7.5 million was in cash with the remaining $12.0 million payable over twelve years. The entire purchase price was allocated to the intangible asset time brokerage agreements.

    On August 10, 1999, CFN assigned all of its rights and obligations under the time brokerage agreement to ECC. As a result, the gross revenue and expenses of this broadcast property have been included in the accompanying consolidated financial statements. The time brokerage agreement provides for a ten-year term with successive 30-year renewals.

    DESOTO BROADCASTING (WBSV)

    On September 20, 1999, the Company acquired substantially all of assets of DeSoto Broadcasting, Inc., DeSoto Channel 62 Associates, and Omni
Investments, Inc. These companies collectively owned the assets and licenses to operate WBSV in Venice (Sarasota), Florida. The purchase price was $17.0 million of which $0.9 million was previously deposited in escrow with the reminder paid in cash at closing.

    The excess purchase price over tangible net assets acquired of $15.8 million was allocated to the FCC license.

    PAISANO COMMUNICATIONS (KBZO)

    On December 20, 1999, the Company acquired substantially all of the assets of Paisano Communications which includes low power television stations KBZO-LP, Lubbock, Texas; K31DM, San Angelo, Texas: K48FR, Amarillo, Texas and radio station KBZO (AM), Lubbock, Texas. The purchase price, was $2.3 million in cash.

    The excess purchase price over tangible net assets acquired of $2.1 million was allocated to specifically identifiable intangible assets consisting of $0.3 million to the FCC license, $1.3 million to Univision affiliation agreement and $0.3 million to noncompete agreements. The remaining excess purchase price of $0.2 million was recorded as goodwill.

    See Note 13 for acquisitions subsequent to year end.

PRO FORMA RESULTS (UNAUDITED)

    The following pro forma results of continuing operations assume the 1998 and 1999 acquisitions discussed above occurred on January 1, 1998. The unaudited pro forma results have been prepared using the historical financial statements of the Company and each acquired entity. The unaudited pro forma results give effect to certain adjustments including amortization of goodwill, depreciation of property and equipment, interest expense and the related tax effects.

                                                              DECEMBER 31,
                                                        -------------------------
                                                           1998          1999
(IN MILLIONS OF DOLLARS EXCEPT PER MEMBERSHIP UNIT)     (UNAUDITED)   (UNAUDITED)
---------------------------------------------------     -----------   -----------
Net revenue...........................................     $ 61.2       $  63.3
Net (loss)............................................       (5.8)        (38.4)
Basic and diluted net (loss) per membership unit......     $(3.04)      $(20.17)

    The above pro forma financial information does not purport to be indicative of the results of operations had the 1998 and 1999 acquisitions actually taken place on January 1, 1998, nor is it intended to be a projection of future results or trends.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 3.  PROPERTY AND EQUIPMENT

    Property and equipment at December 31 consists of:

(IN MILLIONS OF DOLLARS)                                        1998       1999
------------------------                                      --------   --------
Buildings...................................................   $ 3.6      $ 5.3
Construction in progress....................................     0.2         --
Land improvements...........................................     0.3        0.3
Leasehold improvements......................................     0.7        1.6
Transmission studio and other broadcast equipment...........    15.9       25.4
Office and computer equipment...............................     1.8        3.1
Transportation equipment....................................     0.9        1.0
                                                               -----      -----
                                                                23.4       36.7
Less accumulated depreciation and amortization..............     7.6       11.6
                                                               -----      -----
                                                                15.8       25.1
Land........................................................     1.0        2.1
                                                               -----      -----
                                                               $16.8      $27.2
                                                               =====      =====

NOTE 4.  INTANGIBLE ASSETS

    At December 31, intangible assets consist of:

                                                                           MARCH 31,
(IN MILLIONS OF DOLLARS)                              1998       1999        2000
------------------------                            --------   --------   -----------
                                                                          (UNAUDITED)
FCC licenses......................................   $17.0      $ 44.0       $ 54.7
Univision affiliation agreements..................    38.1        52.5         52.5
Goodwill..........................................    42.9        47.6         49.8
Noncompete agreements.............................     6.3         6.8          7.3
Construction rights and permits...................     3.7         4.0          4.0
Time brokerage agreement..........................      --        19.5         46.8
Deferred debt costs...............................     1.3         1.3          1.3
Other.............................................     1.2         3.3          3.5
                                                     -----      ------       ------
                                                     110.5       179.0        219.9
Less accumulated amortization.....................    15.0        26.6         30.2
                                                     -----      ------       ------
                                                     $95.5      $152.4       $189.7
                                                     =====      ======       ======

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 5.  LONG-TERM DEBT, NOTES PAYABLE AND SUBSEQUENT EVENT

    Notes payable at December 31 are summarized as follows:

                                                                           MARCH 31,
(IN MILLIONS OF DOLLARS)                              1998       1999        2000
------------------------                            --------   --------   -----------
                                                                          (UNAUDITED)
Subordinated note with interest at 7.01%..........   $10.0      $ 10.0       $120.0
Credit facility with bank.........................    88.0       142.9         96.9
Time brokerage contract payable, due in annual
  installments of $1,000, bearing interest at
  LIBOR (6.5% at December 31, 1999) through June
  2011............................................      --        12.0         12.0
Other.............................................     1.7         2.4          5.5
                                                     -----      ------       ------
                                                      99.7       167.3        234.4
Less current maturities...........................     0.9         1.4          0.3
                                                     -----      ------       ------
                                                     $98.8      $165.9       $234.1
                                                     =====      ======       ======

SUBORDINATED NOTE

    On December 30, 1996, the Company issued a $10.0 million subordinated note to Univision. This note is subordinated to all senior debt. The note is due December 30, 2021 and bears interest at 7.01% per annum, for which Univision has agreed to provide the Company with network compensation equal to the amount of annual interest due. Under a separate option agreement, Univision may exchange the note into Class A membership units of ECC LLC representing a 27.9% interest in the Company, at the holder's option at any time prior to maturity. During 1999 certain conditions restricting the exchange of the note were eliminated and, as such, the Company recorded interest expense of $2.5 million based on the estimated intrinsic value of the option feature at the date the note was entered into. The option feature may be exercised solely by the exchange and surrender of the note.

    The note contains certain restrictions including the restriction on dividends, acquisition of assets over a certain limit, the incurrence of debt over certain leverage ratios, the merger or consolidation of the Company with a third party or a sale of the Company's assets, the transfer or sale of any license for our Univision affiliate television stations, the issuance of additional membership units and changes to the capital structure of the Company without the consent of Univision.

    On March 2, 2000 the Note was amended and increased to $120.0 million, and the option exchange feature was increased from 27.9% to 40%, resulting in additional interest expense of $31.6 million during the quarter ended March 31, 2000 (unaudited) based on the estimated intrinsic value of the option feature. The intrinsic value of the option feature was determined using an estimate by management based primarily on the estimated IPO price as the fair market value.

CREDIT FACILITY WITH BANK

    The Company has a revolving credit facility with a bank in the amount of $158.0 million, of which $142.9 million was outstanding at December 31, 1999. On January 14, 2000, the Company entered into an amendment to increase the credit facility to $158.0 million. Additionally, the Company has a letter of credit outstanding at December 31, 1999 in the amount of $0.4 million. The credit facility bears interest at LIBOR (6.5% at December 31, 1999) plus 1.625% and expires on November 10, 2006. The facility is

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 5. LONG-TERM DEBT, NOTES PAYABLE AND SUBSEQUENT EVENT (CONTINUED) collateralized by substantially all the Company's assets, as well as a nonrecourse guarantee of certain stockholders and a pledge of ECC LLC membership units and corporate ownership interest. The credit facility contains quarterly scheduled reductions in the amount that is available under the revolving loan commitment commencing December 31, 2000 through November 10, 2006. These quarterly reductions range from $1.5 million to $10.5 million. In addition, the Company pays loan commitment fees of from 0.275% to 0.5% (per annum). The credit facility also contains a mandatory prepayment clause in the event the Company should liquidate any assets in excess of $5.0 million if the proceeds are not utilized to acquire assets of the same type and use within one year, receive insurance or condemnation proceeds which are not fully utilized toward the replacement of such assets, or have excess cash flows (as defined in the credit facility) in any fiscal year subsequent to December 31, 1999. However, no prepayment due to excess cash flow is required provided that the Company's maximum total debt ratio is less than 4.5 to 1.

    The credit facility contains certain financial covenants relating to maximum total debt ratio, total interest coverage ratio, a fixed charge coverage ratio and a ceiling on annual capital expenditures. The covenants become increasingly restrictive in the later years of the facility. The credit facility also contains restrictions on the incurrence of additional debt, the payment of dividends, acquisitions over a certain limit and management fees or bonuses to certain executives. The credit facility also states that the Company may not make any equity offering without giving the bank 30 days written notice.

    The Company has entered into interest rate cap agreements to reduce the impact of changes in interest rates on its revolving credit facility. At December 31, 1999, the Company had outstanding an interest rate cap agreement with a bank, having a total notional principal amount of $50.0 million. The agreement effectively changes the Company's interest rate exposure on $50.0 million of its revolving credit facility to a fixed 7%. The interest rate cap agreements mature July 16, 2000.

    The Company is exposed to credit loss in the event of nonperformance by the counterparty to the interest rate cap agreement. However, the Company does not anticipate nonperformance by the counterparty.

    Aggregate maturities of long-term debt and notes payable as of December 31, 1999 are as follows:

YEARS ENDING DECEMBER 31,                                      AMOUNT
-------------------------                                     --------
(IN MILLIONS OF DOLLARS)
2000........................................................   $  1.4
2001........................................................      9.2
2002........................................................     16.2
2003........................................................     22.2
2004........................................................     28.2
Thereafter..................................................     90.1
                                                               ------
                                                               $167.3
                                                               ======

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 6.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses at December 31 consist of:

(IN MILLIONS OF DOLLARS)                                        1998       1999
------------------------                                      --------   --------
Accounts payable............................................    $1.4       $2.4
Accrued payroll and payroll taxes...........................     1.0        1.1
Accrued interest............................................     0.9        0.1
Income taxes payable........................................     0.3        0.3
Executive employment agreement bonus........................     0.9        1.1
Professional fees...........................................     0.4        0.5
Syndication fees............................................      --        0.9
Other.......................................................     1.3        1.1
                                                                ----       ----
                                                                $6.2       $7.5
                                                                ====       ====

NOTE 7.  INCOME TAXES

    The provision for income taxes for the years ended December 31 is as follows:

(IN MILLIONS OF DOLLARS)                                     1997       1998       1999
------------------------                                   --------   --------   --------
Current:
  Federal................................................    $ --       $0.1      $ 0.2
  State..................................................     0.1        0.2        0.1
Deferred.................................................     0.2       (0.1)      (0.4)
                                                             ----       ----      -----
                                                             $0.3       $0.2      $(0.1)
                                                             ====       ====      =====

    The income tax provision differs from the amount of income tax determined by applying the federal statutory income tax rate because substantially all of the Company's operations are generated by non-taxpaying entities.

    The components of the deferred tax assets and liabilities at December 31 consist of the following:

(IN MILLIONS OF DOLLARS)                                        1998       1999
------------------------                                      --------   --------
Deferred tax assets:
  Intangible assets.........................................   $ 0.2      $  --
                                                               -----      -----

Deferred tax liabilities:
  Change in accounting method...............................    (0.1)        --
  Intangible assets.........................................      --       (1.8)
  Property and equipment....................................    (0.4)      (0.2)
                                                               -----      -----
                                                                (0.5)      (2.0)
                                                               -----      -----
Net long-term deferred tax liability........................   $(0.3)     $(2.0)
                                                               =====      =====

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 8.  COMMITMENTS

    The Company has agreements with Nielsen Media Research (Nielsen), expiring at various dates through December 2004, to provide television audience measurement services. Pursuant to these agreements, the Company is obligated to pay Nielsen a total of $7.9 million in increasing annual amounts. The annual commitments range from $1.4 million to $1.9 million.

OPERATING LEASES

    The Company leases facilities and broadcast equipment under various operating lease agreements with various terms and conditions, which expire at various dates through May 2009.

    The approximate future minimum lease payments under these operating leases at December 31, 1999 are as follows:

YEARS ENDING DECEMBER 31,                                      AMOUNT
-------------------------                                     --------
(IN MILLIONS OF DOLLARS)
2000........................................................    $2.4
2001........................................................     1.8
2002........................................................     1.5
2003........................................................     1.2
2004........................................................     0.9
Thereafter..................................................     2.1
                                                                ----
                                                                $9.9
                                                                ====

    Total rent expense under operating leases, including rent under month-to-month arrangements, was approximately $1.0 million, $1.2 million and $2.0 million for the years ended December 31, 1997, 1998 and 1999, respectively.

EMPLOYMENT AGREEMENTS

    ECC LLC has entered into employment agreements (the Agreements) with two executive officers and stockholders through October 2003. The Agreements provide that a minimum annual base salary and a bonus of 1% of ECC LLC's annual net revenue be paid to each of the executives, effective for years beginning after January 1, 1997. ECC LLC accrued approximately $0.6 million, $0.9 million and $1.1 million of bonuses payable to these executives for the years ended
December 31, 1997, 1998 and 1999, respectively.

    Additionally, the Agreements provide for a continuation of each executive's annual base salary and annual bonus through the end of the employment period if the executive is terminated due to a permanent disability or without cause, as defined in the Agreements. Management intends to modify these Agreements subsequent to year end.

    ECC LLC also has an employment agreement with its executive vice president which provides for an annual base salary and bonus. Additionally, in 1997 the employee was awarded 54,284 redeemable Class D membership units in the Company, which vested through January 2000.

    At December 31, 1999, the estimated fair value associated with this award of Class D membership units was $27.7 million. The Company has recorded
$0.9 million, $0.5 million and $26.3 million of

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 8.  COMMITMENTS (CONTINUED)
compensation expense for the years ended December 31, 1997, 1998 and 1999, respectively and $7.3 million for the three months ended March 31, 1999. This award originally provided for a repurchase option which has been eliminated. As such, the award was considered variable. Compensation expense for 1999 was determined using an estimate by management based primarily on the estimated IPO price and the membership unit conversion ratio.

    In January 1999, the Company entered into an employment agreement with its senior vice president which expires on January 4, 2002 and provides for an annual base salary and bonus to be paid to the employee.

    As part of this agreement, ECC LLC originally granted an option to the employee to purchase Class D membership units. As amended in April 2000, ECC LLC sold the employee 4,835 restricted Class D membership units at $0.10 per unit. The Company may repurchase the restricted units at $0.10 per unit. The number of units subject to the Company's repurchase option is eliminated proportionately over three years from the original grant date. The intrinsic value of the original option at the grant date was determined by management using the estimated IPO price and the membership unit conversion ratio. In accordance with APB No. 25, the Company recorded $2.8 million in compensation expense during 1999 attributable to the original option grant which is reflected as non-cash stock-based compensation in the statement of operations. This amount approximates the total intrinsic value of the amended employee restricted
Class D membership unit purchase. Accordingly, no amounts have been recorded for non-cash stock-based compensation for this grant during the quarter ended
March 31, 2000 (unaudited).

    SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options with vesting restrictions which significantly differ from the Company's membership unit option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated value. The Company's fair value calculation was made using the Black-Scholes option-pricing model with the following assumptions: expected life of three years following complete vesting; volatility of 50%; risk-free interest rate of 6.17% and no dividends during the expected life.

    If the computed fair value of the award had been amortized to expense over the vesting period of the award, proforma net loss of the Company would have been approximately $0.1 million higher in 1999.

NOTE 9.  RELATED-PARTY TRANSACTIONS

    Related-party transactions not discussed elsewhere consist of the following:

    The Company has unsecured advances of $0.2 million payable to related parties, which bear interest, and are due on demand at December 31, 1998 and 1999.

    The Company has unsecured stock subscriptions due from officer/member/stockholders of the Company amounting to $0.6 million at December 31, 1998 and 1999. The advances are due on demand and have been recorded as a reduction of equity.

    In addition, the Company has unsecured advance receivables from related parties amounting to $0.3 million at December 31, 1998 and 1999.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 9.  RELATED-PARTY TRANSACTIONS (CONTINUED)
    The Company utilizes the services of a law firm, a partner of which is a member/stockholder and director. Total legal fees incurred with this law firm aggregated approximately $0.3 million, $0.5 million and $0.5 million for the years ended December 31, 1997, 1998 and 1999, respectively.

NOTE 10.  MEMBERS' CAPITAL

    The capital structure of each of the companies included in these combined financial statements is as follows:

                                                                1997       1998       1999
                                                              --------   --------   --------
ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.
Class A units, 1997 1,451,273; 1998 1,557,741; 1999
  1,553,148 units issued and outstanding....................  $   381    $   402    $   425
Class B units, none issued or outstanding...................       --         --         --
Class C units, 1997 276,081; 1998 and 1999 286,206 units
  issued and outstanding....................................   12,262     12,262     28,677
Class D units, 1997, 1998 and 1999 54,284 units issued and
  outstanding...............................................      900      1,400     30,543
Class E units, 1997 5,000; 1998 9,500; 1999 10,313 units
  issued and outstanding....................................       --         --         --
Class F units, 1997 5,000; 1998 9,500; 1999 10,313 units
  issued and outstanding....................................       --         --         --
Note Receivable for membership equity.......................     (381)      (402)      (425)

    These balances are prior to the elimination of equity in combination.

    Under the terms of the operating agreement, EEC L.L.C. may issue Class A, B, C, D, E, or F membership units. Class A units represent membership interests which carry full voting rights, are issued in return for contributions for cash or other property; these units have been issued to each of the operating entities. Class B units are issued to third parties in accordance with the terms of the operating agreement. These units do not have a capital interest upon issuance. No Class B units have been issued. Class C units carry full voting rights and, as stated in the operating agreement, are only issued to persons in connection with the services to be provided in each person's capacity as a member. Class D units have no voting rights, do not receive an allocation of income or loss and are intended to be issued to senior management. At
December 31, 1999, 54,284 Class D units are issued and outstanding related to the employment agreement discussed in Note 8. Class A units can be converted into Class E and Class F units at the option of the holder on the basis of one Class A for one Class E and F unit.

    As of December 31, 1999, 10,313 Class A units had been converted into 10,313 Class E and F units. Class E units have the same rights to voting privileges and allocation of income and loss as Class A units, while Class F units have the same economic rights as Class A units upon the occurrence of a capital event as defined in the operating agreement.

    Allocation of net losses and income from operations is in accordance with the operating agreement. Upon the repurchase of any member corporation's common stock in accordance with the stockholders' agreement, a proportionate amount of ECC L.L.C. membership units will also be retired to maintain a consistently proportionate ownership of ECC L.L.C., among the remaining members.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 10.  MEMBERS' CAPITAL (CONTINUED)

    The Company has subscriptions receivable from managing members for 250,250 Class C units in ECC L.L.C. and a $425 note receivable at December 31, 1999 including accrued interest in the amount of $65 from a member for 10,313
Class A units in ECC L.L.C.

                                                                1997       1998       1999
                                                              --------   --------   --------
CABRILLO BROADCASTING CORPORATION
Common stock, no par value per share, 1997, 1998 and 1999
  9,445.7 shares authorized issued and outstanding..........   $  221     $  221     $  221
Note receivable from stockholder............................     (159)      (159)      (159)

GOLDEN HILLS BROADCASTING CORPORATION
Class A voting common stock, $.01 par value per share,
  10,000 shares authorized, 1997 7,650; 1998 and 1999 6,050
  shares
  issued and outstanding....................................   $    1     $    1     $    1
Additional paid-in capital..................................    6,729      6,729      6,729

    GOLDEN HILLS BROADCASTING CORPORATION STOCK REPURCHASES

    On May 20, 1997, Golden Hills Broadcasting Corporation reached an agreement to repurchase 500 shares of Class A voting common stock. The consideration paid in cash in May 1997, advanced by ECC L.L.C., was $587.

    On September 30, 1998, Golden Hills Broadcasting Corporation reached an agreement to repurchase 1,600 shares of Class A voting common stock pursuant to the terms of an existing stockholder agreement. The consideration was $1,000 of which $500 was paid in cash advanced by ECC L.L.C. with the balance payable in the form of a $500 note (paid in full during 1999).

                                                                1997       1998       1999
                                                              --------   --------   --------
KSMS-TV, INC.
Common stock, no par value, 10,000 shares authorized, 1997,
  1998 and 1999 10,000 shares issued and outstanding........   $ 530      $  530     $  530

LAS TRES PALMAS CORPORATION
Common stock, no par value, 10,000 shares authorized, 1997,
  1998 and 1999 10,000 shares issued and outstanding........   $ 500      $  500     $  500
Additional paid-in capital..................................     953         953        953

TIERRA ALTA BROADCASTING, INC.
Class A voting common stock, $.01 par value per share,
  20,000 shares authorized, 1997, 1998 and 1999 4,500 shares
  issued and outstanding....................................   $   1      $    1     $    1
Class B voting common stock, $.01 par value per share,
  convertible, 15,500 shares authorized, 1997, 1998 and 1999
  15,500 shares issued and outstanding......................       1           1          1
Additional paid-in capital..................................   8,529       8,529      8,529

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 10.  MEMBERS' CAPITAL (CONTINUED)
    CLASS B CONVERSION FEATURE

    At any time, each holder of the Tierra Alta Broadcasting, Inc. Class B nonvoting common stock may convert, subject to FCC Approval, on a one-share-for-one-share basis, any Class B nonvoting common stock into Class A voting common stock. No additional obligations or amounts are due upon exercising conversion.

                                                                1997       1998       1999
                                                              --------   --------   --------
VALLEY CHANNEL 48, INC.
Common stock, $0.0001 par value, 10,000 shares authorized,
  1997, 1998, and 1999 9,558 shares issued and
  outstanding...............................................    $ 1        $ 1        $ 1
Additional paid-in capital..................................    118        118        118

TELECORPUS, INC.
Common stock, no par value, 10,000 shares authorized, 1997 0 shares issued and outstanding; 1998 and 1999 9,750 shares
  issued and outstanding....................................    $--        $ 1        $ 1

    On July 19, 1999, Telecorpus, Inc. entered into an agreement to repurchase 250 shares of Class A voting common stock. The consideration was $61 of which $30 was paid in cash advanced by ECC L.L.C. with the balance payable in the form of a note.

NOTE 11.  401(K) SAVINGS PLAN

    During 1999 the Company established a defined contribution 401(k) savings plan covering substantially all its employees. The Company currently matches 25% of the amounts up to a maximum of $1,000 per year by each participant. Employer matching contributions for the year ended December 31, 1999 aggregated approximately $0.1 million.

NOTE 12.  LITIGATION

    The Company is a defendant to a lawsuit filed in the Superior Court of the District of Columbia by First Millenium Communications, Inc. to resolve certain contract disputes arising out of a terminated brokerage-type arrangement with First Millenium. The litigation primarily concerns the payment of a brokerage fee alleged to be due in connection with the acquisition of television station WBSV in Sarasota, Florida for $17.0 million. In addition to its various contractual claims, First Millenium also has asserted claims for fraud, RICO, misappropriation, breach of fiduciary duty, defamation and intentional infliction of emotional distress. First Millenium is seeking in excess of $60 million including the right to a 10% ownership interest in WBSV and the right to exchange such interest in the reorganization described in Note 1. First Millenium has made similar claims relating to other pending acquisitions.

    No accrual has been recorded in the accompanying financial statements beyond the amount management believes is the remaining contractual obligation of $250,000 since the ultimate liability in excess of the amount recorded, if any, cannot be reasonably estimated. Management intends to vigorously defend against these claims and does not believe that any resolution of this litigation is likely to have a material adverse effect on the Company's financial position, results of operations or cash flows.

    On July 20, 2000, Telemundo Network Group LLC, Telemundo Network, Inc. and Council Tree Communications, L.L.C. filed an action against the Company and certain of the Company's affiliates in the

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 12.  LITIGATION (CONTINUED)
Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida relating to the Company's investment in XHAS-TV, Channel 33 in Tijuana, Mexico. The action seeks to have the sale voided and other unspecified damages for breach of contract relating to Telemundo's attempted exercise of a right of first refusal to buy the assets of XHAS-TV. In addition to its contract claim, Telemundo asserts tortious interference, fraud and conspiracy to defraud. Subsequently, the Company filed an action in the Superior Court of the State of California for the County of San Diego against the same Telemundo entities seeking unspecified damages and a declaratory judgment that, among other things, Telemundo failed to timely exercise its right of first refusal with respect to the acquisition of the assets of XHAS-TV. The Company intends to vigorously defend against this action and does not believe that any resolution of this matter is likely to have an adverse material impact.

NOTE 13.  SUBSEQUENT EVENTS

SUBORDINATED NOTE

    On March 2, 2000, the Company received $110.0 million from Univision pursuant to the existing subordinated note and option agreement (see Note 5). The note was also amended increasing the option exchange feature from 27.90% to 40% based on ownership prior to the issuance of common shares anticipated in the IPO, and other contemplated equity transactions.

ACQUISITIONS

    The following business and/or assets were or will be acquired after December 31, 1999:

    MAGIC MEDIA, INC.

    On July 19, 1999, the Company entered into an asset purchase agreement with Magic Media, Inc. to acquire substantially all of the assets relating to the operations of radio stations KATH (FM) and KOFX (FM) in El Paso, Texas for approximately $14.0 million. At December 31, 1999 the Company had on deposit $0.5 million in an escrow relating to this acquisition. The acquisition closed on January 14, 2000 and was accounted for as a purchase business combination. The purchase price has been allocated as follows: $0.6 million to fixed assets, $10.7 million to the FCC license, $2.2 million to goodwill and $0.5 million to a non-competition agreement.

    WHCT-TV

    In February 2000, the Company entered into an agreement to acquire the FCC license of television station WHCT in Hartford Connecticut, for $18.0 million. Management intends to close on this transaction upon receiving FCC and bankruptcy court approval, which it anticipates receiving in the third quarter of 2000.

    CITICASTERS CO.

    In March 2000, the Company entered into an asset purchase agreement with Citicasters Co., a subsidiary of Clear Channel Communications, Inc., to acquire the FCC licenses relating to the operations of radio stations KACD (FM) Santa Monica, California and KBCD (FM) Newport Beach, California for approximately $85.0 million. On March 3, 2000 the Company deposited $17 million in escrow relating to

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 13.  SUBSEQUENT EVENTS (CONTINUED)
this acquisition. Management intends to close this transaction upon receiving FCC approval, which it anticipates receiving in the third quarter of 2000.

    XHAS-TV

    In March 2000, ALCO, the Company's 40% limited-neutral equity method investee, executed a stock purchase agreement to acquire the outstanding capital stock of a Mexican corporation which holds the necessary authorizations from the Mexican government to own and operate television station XHAS, Channel 33, Tijuana, Mexico.

    In March 2000, the Company entered into agreements to acquire a 47.5% interest in each of Vista Television, Inc., and Channel 57, Inc. The Company has an option, which must be exercised at the expiration of the five year term, to acquire an additional 47.5% interest in each of these companies for $3.5 million. Additionally, ECC entered into time brokerage agreements in connection with these acquisitions.

    The aggregate consideration to be paid in connection with these transactions is approximately $35.0 million of which $1.0 million was deposited into escrow at December 31, 1999. These transactions closed on March 16, 2000. The purchase price has been preliminarily allocated as follows: $1.0 million to fixed assets, $27.5 million to intangibles and $6.7 million to other assets.

    LATIN COMMUNICATIONS GROUP INC. (LCG)

    On April 20, 2000, the Company acquired all of the outstanding capital stock of LCG for approximately $252.0 million. LCG operates radio stations in California, Colorado, New Mexico, and Washington D.C. and also owns and operates two Spanish-language publications. In connection with this acquisition, the Company amended certain financial covenants related to its credit facility to provide for this acquisition and the issuance of a $90 million convertible subordinated note. Additionally, the Company entered into a $115 million term loan with its bank group, the proceeds from which will be used to finance this acquisition. All amounts outstanding under this term loan are due April 19, 2001 and bear interest at LIBOR plus 4%. This term loan is secured by a pledge of the Company's stock and lien on all of LCG's assets and a secondary pledge on all of the Company's assets.

    Z-SPANISH MEDIA

    On April 20, 2000, the Company agreed to acquire all of the outstanding capital stock of Z-Spanish Media. Z-Spanish Media owns 33 radio stations and an outdoor billboard business. The purchase price as amended on July 25, 2000 is approximately $448.0 million, including approximately $110 million of debt. The purchase price will be paid in cash of $220.0 million and the remainder in newly-issued Class A common stock of the Company after the reorganization as discussed in Note 1. To comply with a preliminary Department of Justice inquiry, six of Z-Spanish Media's radio stations will be transferred to a trust. The beneficiary of the trust is Z-Spanish Media. If the Department of Justice permits the Company to acquire these stations, the Company would be obligated to purchase those stations for an aggregate purchase price of up to $23.0 million. If the Company is not permitted to purchase these stations, the Company would be obligated to remit the proceeds from the sale of those stations to the former stockholders of Z-Spanish Media.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 13.  SUBSEQUENT EVENTS (CONTINUED)
    In connection with this acquisition, the Company will be issuing approximately 1.6 million options of its Class A common stock in exchange for Z-Spanish Media's previously outstanding stock options. In connection with these stock options, the Company will record as additional purchase price approximately $7.0 million for the excess of the estimated fair value over the intrinsic value of the options. In addition, the Company will recognize approximately $11.0 million as non-cash stock-based compensation over the remaining three year vesting period. Management intends to close on this transaction concurrently with the IPO.

    RADIO STATIONS KFRQ(FM), KKPS(FM), KVPA(FM), AND KVLY(FM)

    On May 22, 2000 the Company agreed to acquire certain assets relating to the operations of radio stations KFRQ(FM), KKPS(FM), KVPA(FM) and KVLY(FM) from Sunburst Media, L.P., for approximately $55.0 million. Management intends to close on this transaction upon receiving FCC approval, which it anticipates receiving in the third quarter of 2000.

    INFINITY BROADCASTING CORPORATION

    On June 13, 2000 the Company agreed to acquire certain outdoor advertising assets from Infinity Broadcasting Corporation for a total of $168.2 million. The closing of this acquisition is subject to conditions, including the receipt of required approvals. The Company will finance the acquisition with proceeds from its credit facility.

    2000 OMNIBUS EQUITY INCENTIVE PLAN

    The Company adopted a 2000 Omnibus Equity Incentive Plan that allows for the award of up to 11,500,000 shares of Class A common stock. Awards under the plan may be in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock or stock units. No awards have been granted.

    STOCK GRANTS

    In June 2000, the Company granted stock awards to employees, directors and consultants totaling 478,720 Class A shares of common stock. As a result of these grants, the Company will record a non-cash stock-based compensation charge of $6.7 million that will be recognized over the three year vesting period beginning in the second quarter of 2000.